As filed with the Securities and Exchange Commission on March 9, 2006

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERACTIVE TELEVISION NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0372720 (IRS Employer Identification Number)
2010 Main Street, Suite 500, Irvine, California 92614
(Address of principal executive offices, including zip code)

2005 EQUITY INCENTIVE PLAN OF INTERACTIVE TELEVISION NETWORKS, INC.
(Full title of the plan)

CHARLES PRAST, CHIEF EXECUTIVE OFFICER
2010 Main Street, Suite 500, Irvine, California 92614
(Name and address of agent for service)

(949) 223-4100
(Telephone number, including area code, of agent for service)

Copy to:
Istvan Benko, Esq.
Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	1,340,000 shares(3) 1,660,000 shares(4)	$4.44 $4.38(2)	$5,949,600 $7,270,800(2)	$636.60 $777.98(2)
Total	3,000,000 shares		$13,220,400	$1,414.58

(1)
In accordance with Rule 416(c) of the Securities Act of 1933, there also are being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the 2005 Equity Incentive Plan (the “Plan”).

(2)
Since the option exercise price of these shares is not known, the proposed maximum offering price per share and maximum aggregate offering price are calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon a price of $4.38, which is the average of the high and low prices of the Common Stock reported on the OTC Bulletin Board on March 6, 2006.

(3)	Represents the aggregate number of options to purchase the Registrant’s Common Stock granted to certain employees and directors.
(4)	Represents the remaining number of shares of Common Stock of the Registrant available for issuance under the Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed in this Registration Statement.*

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed in this Registration Statement.*
____________________
*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance wiht Rule 428 of the Securities and Exchange Act of 1033 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Interactive Television Networks, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 3,000,000 shares of the Registrant’s common stock for issuance pursuant to the Registrant’s 2005 Equity Incentive Plan (the “Plan”) and such indeterminate number of shares as may become available under the Plan as a result of the adjustment provisions thereof.

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)
The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005 filed pursuant to Section 13(a) or 15(d) of the Exchange Act, including any amendments filed for the purpose of updating that report;

(b)
The Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2005 and September 30, 2005, and the Registrant’s Amended Quarterly Report for the quarter ended June 30, 2005 on Form 10-QSB/A, filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since April 30, 2005; and

(d)
The description of the Registrant’s common stock that is contained in the Registrant’s Registration Statement on Form 8-A, dated December 10, 2002 (Registration No. 000-50122), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages for breach of fiduciary duty as a director or officer of this corporation, but the Articles do not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends.

Our bylaws and Articles of Incorporation also provide that we shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each person who serves at any time as a director, officer, employee or agent of Interactive Television Networks, Inc. from and against any and all expenses, judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that he is or was a director, officer, employee or agent of Interactive Television Networks, Inc. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, (the “Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Security and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index that follows the signature pages, which is incorporated by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Laguna Beach, California, on March 7, 2006.

INTERACTIVE TELEVISION NETWORKS, INC.

By:	/s/ Charles Prast
Charles Prast Chief Executive Officer
Title

POWER OF ATTORNEY

The officers and directors of Interactive Television Networks, Inc., whose signatures appear below, hereby constitute and appoint Charles Prast, Michael Martinez, and Murray Williams and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this registration statement of Interactive Television Networks, Inc. on Form S-8. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Prast ————————————————— Charles Prast	Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2006

/s/ Michael Martinez ————————————————— Michael Martinez	President and Director	March 7, 2006

/s/ Murray Williams ————————————————— Murray Williams	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 7, 2006

/s/ Geoff Brown ————————————————— Geoff Brown	Director	March 7, 2006

/s/ Joseph J. Scotti ————————————————— Joseph J. Scotti	Director	March 7, 2006

/s/ John Wirt ————————————————— John Wirt	Director	March 7, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	2005 Equity Incentive Plan.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

23.1	Consent of Lopez, Blevins, Bork & Associates, LLP, independent auditors.

23.2	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page hereto).